Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF SERIES B PREFERRED STOCK of iridex corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned does hereby certify:

1.
That the undersigned is the duly elected and acting President and Chief Executive Officer of Iridex Corporation, a Delaware corporation (the “Company”).

2.
That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the Company’s Board of Directors on March 11, 2025 adopted the following resolution creating a series of 1,000,000 shares of Preferred Stock designated as Series B Preferred Stock:

“RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Company and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

1.
Designation and Amount. The shares of such series shall be designated as “Series B Preferred Stock.” The Series B Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall be 1,000,000.

2.
Dividends and Distributions. If, at any time or from time to time after the Original Issue Date (as defined below), the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than in shares of Common Stock, then in each such event the dividend or other distribution, as applicable, shall be distributed pro rata among the holders of Series B Preferred Stock and Common Stock, based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series B Preferred Stock into Common Stock at the ratio contemplated in Section 6). Notwithstanding the foregoing, the following transactions shall not be considered distributions for purposes of the foregoing provisions: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder; and (iv) any other repurchases or redemptions of capital stock of the Corporation approved by the holders of the Common Stock and the Series B Preferred Stock of the Company voting as separate classes.

3.
Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:
a.
On all matters submitted to a vote of the stockholders of the Company, each share of Series B Preferred Stock shall entitle the holder thereof to that number of votes equal to the aggregate number of shares of Common Stock issuable upon the conversion of such holder’s shares of Series B Preferred Stock to Common Stock pursuant to Section 6 (including the share issuance limitations set forth in Section 6(g)).

b.
Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

4.
Reacquired Shares of Series B Preferred Stock. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled as shares of such series promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Certificate of Incorporation, as then amended.

5.
Liquidation, Dissolution or Winding Up; Non-Liquidation Payment Events.

a.
Upon any Change of Control Event (as defined below), the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, an aggregate amount per share equal to the greater of (i) (x) ten dollars ($10.00) (the “Purchase Price”) plus (y) any declared but unpaid dividends on such shares of Series B Preferred Stock minus (z) any payments made in respect of such shares in connection with a Non-Liquidation Payment Event (as defined below), or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, or winding up of the Company (the “Liquidation Preference”). All remaining assets available for distribution after the payment in full of the Liquidation Preference shall be distributed ratably to the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

b.
Upon any Non-Liquidation Payment Event (as defined below) or Bankruptcy Event (as defined below), the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, an aggregate amount per share equal to the Purchase Price plus any declared but unpaid dividends on such shares of Series B Preferred Stock (the “Non-Liquidation Preference Payment”). All remaining proceeds from the Non-Liquidation Payment Event available for distribution after the payment in full of the Non-Liquidation Preference Payment shall be distributed ratably to the holders of the Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such Series B Preferred Stock as if they had been converted to Common

Stock pursuant to the terms of the Certificate of Incorporation and this Certificate of Designation immediately prior to such Non-Liquidation Payment Event.

c.
For purposes of this Section 5, a “Change of Control Event” shall be deemed to be occasioned by, or to include:

i.
the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent);
ii.
a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or
iii.
any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, other than a Bankruptcy Event.

d.
For purposes of this Section 5, a “Non-Liquidation Payment Event” shall be deemed to be occasioned by, or to include:

i.
a sale, lease or other disposition of a substantial portion, but less than substantially all, of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation.

e.
For purposes of this Section 5, a “Bankruptcy Event” shall be deemed to be occasioned by, or to include:

i.
any event in which the Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) voluntarily files a proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or
ii.
any event in which (i) there are proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or (ii) an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

6.
Conversion.

a.
Optional Conversion. The holders of shares of Series B Preferred Stock will have the right to convert, at any time, such shares into a number of shares of Common Stock determined by dividing the Purchase Price by $2.00 (as adjusted for capital reorganizations, stock splits, reclassifications, etc., the “Conversion Price”).
b.
Mandatory Conversion. The shares of Series B Preferred Stock shall automatically convert into a number of shares of Common Stock determined by dividing the Purchase Price by the then applicable Conversion Price upon the earliest to occur of any of the following events:

i.
5:00 p.m. (Eastern time) on the seven (7) year anniversary of the Original Issue Date; or
ii.
With respect to any share of Series B Preferred Stock, upon the transfer to any Person (as defined in the Purchase Agreement (as defined below)) who is not an Affiliate (as defined in the Purchase Agreement) of such share of Series B Preferred Stock without the prior written consent of the Company; or
iii.
The Common Stock of the Company trades on a trading market at or above a closing price of ten dollars ($10.00) (as adjusted for capital reorganizations, stock splits, reclassifications, etc.) for a period of thirty (30) consecutive Trading Days (as that term is defined in the Stock Purchase Agreement dated on or about March 18, 2025 by and between the Company and the parties named therein) (the “Purchase Agreement”); or
iv.
The “market capitalization” of the Company, as determined by multiplying for each Trading Day (x) the number of outstanding shares of the Common Stock of the Company as of the closing for such Trading Day by (y) the closing price of the Common Stock of the Company for such Trading Day, exceeds Two Hundred Fifty Million Dollars ($250,000,000) for a period of thirty (30) consecutive Trading Days.

c.
Mechanics of Conversion.

i.
No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled (determined on a certificate by certificate basis), the

Company shall pay cash equal to such fraction multiplied by the then fair value of a share of Common Stock as determined by the Board of Directors.
ii.
Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 6(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate (or notice of uncertificated shares) covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.
iii.
Upon the conversion of shares of Series B Preferred Stock into full shares of Common Stock pursuant to Section 6(b) above, the Company shall deliver a notice (the “Notice”) to the holders of such shares stating that such shares have been converted to Common Stock pursuant to Section 6(b) hereof. The holder of such shares, upon receiving the Notice, shall, promptly following receipt of such Notice, surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock. The Company shall, as soon as practicable thereafter, issue and deliver to such holder a certificate or certificates (or notice of uncertificated shares) for the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in lieu of any fractional interests in Common Stock; provided, however, that on the date of a mandatory conversion pursuant to Section 6(b), the outstanding shares of Series B Preferred Stock subject to such mandatory conversion shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such mandatory conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Company or its transfer agent as provided herein, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the date of the occurrence of a mandatory conversion pursuant to Section 6(b), each holder of record of shares of Series B Preferred Stock subject to such mandatory conversion shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Company, that the Notice shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
iv.
Such conversion pursuant to Sections 6(a) and 6(b) hereof shall not terminate the rights of the holders of Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock to receive dividends which have been declared with respect to the Series B Preferred Stock as of a record date prior to the date of conversion. Such conversion pursuant to Section 6(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Such conversion pursuant to Sections 6(b)(i) and 6(iii) shall be deemed to have been made immediately prior to the close of business on the first Trading Day after the date of the event referenced in Section 6(b) hereof, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Such conversion pursuant to Sections 6(b)(ii) shall be deemed to have been made immediately prior to the time of the event referenced in Section 6(b) hereof, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Such conversion pursuant to Sections 6(b)(iv) and 6(b)(v) shall be deemed to have been made immediately prior to the close of business on the first Trading Day after the period of thirty (30) consecutive Trading Days referenced in Section 6(b) hereof, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d.
Conversion Price Adjustments.

i.
Adjustments for Stock Dividends, Subdivisions, or Split-ups of Common Stock. If the number of shares of Common Stock outstanding at any time after the filing of this Certificate of Designation is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, or subject to such subdivision or split-up, the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B

Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.
ii.
Adjustments for Combinations of Common Stock. If the number of shares of Common Stock outstanding at any time after the filing of this Certificate of Designation is decreased by a combination of the outstanding shares of Common Stock, then, effective at the close of business upon the record date of such combination, the Conversion Price of the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
iii.
Adjustments for Recapitalizations, Reclassifications, etc. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, exchange, recapitalization, or otherwise (other than a subdivision or combination of shares provided for in Sections 6(d)(i) or 6(d)(ii) above or a reorganization, merger or consolidation for which adjustment is otherwise made in Section 6(d)(iv) below), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, exchange or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, exchange, reclassification or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
iv.
Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares or other change provided for elsewhere in this Section 6(d)) or a merger or consolidation of the Company with or into another company, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series B Preferred Stock held by them, the number of shares of stock or other securities or property of the Company, or of such successor company resulting from such reorganization, merger, or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d)(iv) with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provision of this Section 6(d)(iv) (including adjustment of the applicable Conversion Price then in effect and number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6(d)(iv) shall similarly apply to successive reorganizations, mergers and consolidations.

e.
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series B Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series B Preferred Stock.

f.
Issuance Limitations.
i.
Notwithstanding anything herein to the contrary, if the Company has not obtained Shareholder Approval (as defined below), then the Company may not issue, upon conversion of the Series B Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such date of conversion in connection with (i) any conversion of Series B Preferred Stock issued pursuant to the Purchase Agreement, (ii) any conversion of the Series B Preferred Stock issued upon conversion of the Note, and (iii) the issuance of any Common Stock issued as Interest Payment Shares pursuant to the Note, to the extent that the aggregate of all such shares issued by the Company would exceed 19.99% of either (a) the total number of shares of Common Stock outstanding on the date hereof or (b) the total voting power of the Company’s securities outstanding on the date hereof that are entitled to vote on a matter being voted on by holders of the Common Stock, in each case.
ii.
“Interest Payment Shares” shall have the meaning ascribed to such term in the Note.
iii.
“Note Purchase Agreement” means the Note Purchase Agreement, dated on or about March 18, 2025 (as amended, modified or supplemented), by and among the Company and the parties thereto, together with the convertible promissory note (the “Note”) issued thereunder, and any other documents or agreements executed in connection with the transactions contemplated thereunder.
iv.
“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred Stock.
v.
“Shareholder Approval” means the approval of the holders of the Common Stock, together with any other securities of the Company entitled to vote on a matter being voted on by holders of the Common Stock, as provided for pursuant to the applicable rules and regulations of the Nasdaq Stock Markets (or any successor entity), including Rule 5635 of The Nasdaq Stock Market

Rules, with respect to the transactions contemplated by the Transaction Documents, including permitting the full issuance and/or conversion of all of the Company’s securities offered and sold pursuant to the Transaction Documents (and any securities issuable in accordance with the terms of such securities), and including to the extent that any issuance or conversion would exceed 19.99% of either (a) the total number of shares of Common Stock outstanding on the date hereof or (b) the total voting power of the Company’s securities outstanding on the date hereof that are entitled to vote on a matter being voted on by holders of the Common Stock.
vi.
“Transaction Documents” shall have the meaning ascribed to such term in the Purchase Agreement.

7.
No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

8.
Severability. If any term of this Certificate of Designation of Rights, Preferences and Privileges set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

9.
RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

I further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct.

Executed on March 18, 2025.

/s/ Patrick Mercer

Patrick Mercer

President and Chief Executive Officer